SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                           Commission File Numbers: 000-22537-01
                                                                    000-22537

                         NATIONAL PENN BANCSHARES, INC.
                                NPB CAPITAL TRUST
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


              Reading and Philadelphia Avenues, Boyertown, PA 19512
                                  610-367-6001
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


1) 9% Preferred Securities of NPB Capital Trust(and the Guarantee with respect thereto);
2)   9% Junior Subordinated Debentures of National Penn Bancshares, Inc.

            (Title of each class of securities covered by this form)

                                      None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [X]*   Rule 12g-4(a)(2)(ii)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii)[ ]    Rule 12h-3(b)(1)(i)   [ ]    Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i) [ ]    Rule 12h-3(b)(1)(ii)  [ ]    Rule 15d-6           [ ]

         Approximate number of holders of record as of the certification or notice date: None.

             * The securities were redeemed as of October 31, 2002.


         Pursuant to the requirements of the Securities Exchange Act of 1934, National Penn Bancshares, Inc. and NPB Capital Trust have caused this certification/notice to be signed on their behalf by the undersigned duly authorized persons.

DATE: November 6, 2002

NATIONAL PENN BANCSHARES, INC.                 NPB CAPITAL TRUST

                                               By /s/Sandra L. Spayd
                                                  ------------------------------
                                                     Sandra L. Spayd
                                                     Administrator

By /s/Wayne R. Weidner                         By /s/Gary L. Rhoads
   ------------------------------------           ------------------------------
Wayne R. Weidner                                     Gary L. Rhoads
Chairman, President and CEO                          Administrator